Exhibit 99.1

NEWS RELEASE

CONTACTS:	Wayne Whitener
Chief Executive Officer
TGC Industries, Inc.
(972) 881-1099

Jack Lascar / Karen Roan
DRG&L (713) 529-6600

FOR IMMEDIATE RELEASE

TGC Industries Reports Third Quarter 2012 Results

PLANO, TEXAS — November 1, 2012 — TGC Industries, Inc. (NASDAQ: TGE) (“TGC”) today announced financial results for the third quarter of 2012.  Revenues were $41.8 million compared to $31.0 million in the third quarter of 2011.  Net income was $1.1 million, or $0.05 per diluted share, compared to net income of $1.0 million, or $0.05 per diluted share, in the third quarter of 2011.  Third quarter 2012 EBITDA* (earnings before net interest expense, taxes, depreciation, and amortization) rose 28% to $8.8 million compared to $6.9 million in the third quarter of 2011. EBITDA* margin was 21.0% in this year’s third quarter compared to 22.1% in the third quarter of 2011.

Wayne Whitener, TGC Industries’ President and Chief Executive Officer, said, “Our third quarter results improved as we benefitted from the addition of a ninth crew in the U.S. and the return of some Canadian activity.  Our year-to-date performance was solid as we generated revenues of over $139 million and EBITDA of over $38 million, representing increases of 25% and 45%, respectively, over last year’s first nine months results.

“During the third quarter we operated nine crews in the U.S., where pricing remains competitive.  We also operated two crews in Canada in the early part of July but ended the third quarter with only one Canadian crew in operation due to land permit constraints and, as a result, ended the third quarter with 10 crews operating in North America.   Currently we are operating 12 crews, consisting of nine crews in the U.S. and three crews in Canada, where we anticipate activating additional crews as conditions allow.

“Our backlog at the end of the third quarter was approximately $103 million, which is 24% higher than a year ago but down from $112 million at the end of the second quarter as economic and regulatory uncertainties are delaying the signing of new contracts in the U.S., despite continued brisk bid activity.  By the end of 2012, we anticipate having 13 crews operating in North America, nine in the U.S. and four in Canada, and we expect to see a solid winter season in Canada.

“In early October, based on client demand for wireless technology, we purchased an additional 8,000 stations of 3-channel GSX wireless recording equipment for deployment in Canada.  After this delivery, TGC will own approximately 70,000 wireless channels, giving us the largest fleet of Geospace wireless data acquisition units in North America.

“We ended the quarter with over $21 million in cash and remain financially strong and well capitalized, with the financial and operational flexibility to make the most of potential market opportunities,” concluded Mr. Whitener.

*A reconciliation of EBITDA (a non-GAAP financial measure) to reported earnings can be found in the financial tables.

THIRD QUARTER 2012

For the third quarter of 2012, revenues rose 35% from a year ago to $41.8 million, with the Company operating nine crews in the U.S. and an average of one and one-half crews in Canada.  This compares to eight crews operating in the U.S. and two crews in Canada in the third quarter of 2011.

Gross margin in the 2012 third quarter was 26.1% compared to 30.0% in the third quarter of 2011.  Cost of services in the quarter was $30.9 million compared to $21.7 million in the third quarter of 2011 due to increased revenues and ramp-up costs associated with Canadian operations.  As a percentage of revenues, cost of services was 73.9% in this year’s third quarter compared to 70.0% in the third quarter of 2011.

Selling, general and administrative expenses (“SG&A”) declined 12% to $2.1 million from $2.4 million in the third quarter of 2011.  As a percentage of revenues, SG&A for the third quarter of 2012 and 2011 was 5.1% and 7.9%, respectively.  Depreciation and amortization expense increased 35% to $6.7 million from $5.0 million in the third quarter of 2011, primarily resulting from the purchase of new and advanced wireless equipment in 2012 to meet customer demand.

Operating income increased 11% to $2.1 million in the third quarter of 2012 from $1.9 million in the third quarter a year ago.  Net income in this year’s third quarter rose 6% to $1.1 million from $1.0 million a year ago.  The Company reported earnings per diluted share of $0.05 in the third quarters of both 2012 and 2011.

YEAR-TO-DATE 2012 RESULTS

Revenues for the first nine months of 2012 increased 25% to $139.3 million compared to $111.5 million in the first nine months of 2011.  Gross margin in the first nine months of 2012 increased to 32.2% from 30.1% in the comparable period of 2011.  Cost of services for the first nine months of 2012 was $94.5 million compared to $77.9 million a year ago, a 21% increase.  Cost of services as a percentage of revenues for the first nine months of 2012 declined to 67.8% compared to 69.9% in the first nine months of 2011.

SG&A expense for the first nine months of 2012 declined to $6.5 million compared to $7.2 million in the same period a year ago.  As a percentage of revenues, SG&A expense for the first nine months of 2012 also dropped to 4.7% from 6.5% in the same period of 2011.  Depreciation and amortization expense for the first nine months of 2012 rose 31% to $18.6 million from $14.2 million in the comparable period a year ago.

Income from operations for the first nine months of 2012 increased to $19.7 million compared to $12.1 million a year ago.  Net income for the first nine months of 2012 was $11.5 million, or $0.55 per diluted share, compared to $7.4 million, or $0.36 per diluted share, in the comparable period of last year.  EBITDA* for the first nine months of 2012 increased 45% to $38.3 million, or 27.5% of revenues, compared to $26.3 million, or 23.6% of revenues, in the comparable period of 2011.

CONFERENCE CALL

TGC Industries has scheduled a conference call for Thursday, November 1, 2012, at 9:30 a.m. Eastern Time / 8:30 a.m. Central Time.  To participate in the conference call, dial 480-629-9770 at least 10 minutes before the call begins and ask for the TGC Industries conference call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until November 15, 2012.  To access the replay, dial 303-590-3030 using a pass code of 4567382#.

Investors, analysts, and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.tgcseismic.com.  To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download, and install any necessary audio software.  For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at http://www.tgcseismic.com.

TGC Industries, Inc., based in Plano, Texas, is a leading provider of seismic data acquisition services with operations throughout the continental United States and Canada.  The Company has branch offices in Houston, Midland, Oklahoma City and Calgary.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on our current expectations and projections about future events. All statements other than statements of historical fact included in this press release regarding the Company are forward-looking statements. There can be no assurance that those expectations and projections will prove to be correct.  Important factors that could cause actual results to differ materially from such expectations and projections are disclosed in the Company’s Securities and Exchange Commission filings, and include, but are not limited to, the dependence upon energy industry spending for seismic services, the unpredictable nature of forecasting weather, the potential for contract delay or cancellation, and the potential for fluctuations in oil and gas prices.  We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

Tables to follow

TGC Industries, Inc.

Consolidated Statement of Earnings

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue	$41,834,680	$31,013,392	$139,264,045	$111,476,221

Cost and expenses
Cost of services	30,918,343	21,718,157	94,477,345	77,938,081
Selling, general, administrative	2,134,408	2,437,866	6,484,735	7,211,319
Depreciation and amortization expense	6,685,698	4,968,140	18,591,209	14,209,566
	39,738,449	29,124,163	119,553,289	99,358,966

Income (loss) from operations	2,096,231	1,889,229	19,710,756	12,117,255

Interest expense	350,366	192,495	873,004	575,191

Income (loss) before income taxes	1,745,865	1,696,734	18,837,752	11,542,064

Income tax expense (benefit)	634,223	650,156	7,315,971	4,144,977

NET INCOME (LOSS)	$1,111,642	$1,046,578	$11,521,781	$7,397,087

Earnings (loss) per common share:
Basic	$0.05	$0.05	$0.56	$0.37
Diluted	$0.05	$0.05	$0.55	$0.36

Weighted average number of common shares outstanding:
Basic	20,566,096	20,211,848	20,433,905	20,194,276
Diluted	20,878,977	20,512,761	20,815,181	20,512,061

All per share amounts have been adjusted for the 5% stock dividend paid May 14, 2012 to shareholders of record as of April 30, 2012.  The statements of income reflect all adjustments which are, in the opinion of management, necessary for the fair presentation of the interim periods.  The results of the interim periods are not necessarily indicative of results to be expected for the entire year.

TGC Industries, Inc.

Condensed Consolidated Balance Sheet

	September 30	December 31,
	2012	2011

Cash and cash equivalents	$21,481,441	$15,745,559
Receivables (net)	27,778,928	19,351,023
Prepaid expenses and other	5,090,799	6,708,414
Current assets	54,351,168	41,804,996
Other assets (net)	291,115	279,400
Property and equipment (net)	80,922,022	57,796,831
Total assets	$135,564,305	$99,881,227

Current liabilities	$38,183,323	$21,948,467
Long-term obligations	13,692,233	6,955,504
Long-term deferred tax liability	6,144,477	7,257,576
Shareholders’ equity	77,544,272	63,719,680
Total liabilities & equity	$135,564,305	$99,881,227

TGC Industries, Inc.

Reconciliation of EBITDA to Net Income (Loss)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Net income	$1,111,642	$1,046,578	$11,521,781	$7,397,087
Depreciation	6,685,698	4,968,140	18,591,209	14,209,566
Interest expense	350,366	192,495	873,004	575,191
Income tax expense	634,223	650,156	7,315,971	4,144,977

EBITDA	$8,781,929	$6,857,369	$38,301,965	$26,326,821

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